Pricing Supplement Dated February 20, 2012				Rule 424 (b) (3)
(To Prospectus Dated January 6, 2012)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	2/20/2012	through	2/26/2012